Exhibit 10.33
EXECUTED VERSION
ASSET AND REAL ESTATE PURCHASE AGREEMENT
BY AND AMONG
BALDWIN/GREEN ACRES LIMITED PARTNERSHIP
(AS “SELLER”)
AND
RE2 KENTON, INC.
(AS “BUYER”)
Dated as of March 31, 2004

TABLE OF CONTENTS

1.	SALE OF ASSETS AND ASSUMPTION OF LIABILITIES		2
	1.1	Assets	2
	1.2	Excluded Liabilities	3

2.	FINANCIAL ARRANGEMENTS		3
	2.1	Purchase Price	3
	2.2	Allocation of Purchase Price	3
	2.3	Purchase Price Adjustments	3

3.	CLOSING		3
	3.1	Closing	3
	3.2	Actions of Seller at Closing	4
	3.3	Actions of Buyer at Closing	5

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		6
	4.1	Capacity	6
	4.2	Powers; Consents; Absence of Conflicts With Other Agreements	6
	4.3	No Affiliates and FIRPTA	7
	4.4	Binding Agreement	7
	4.5	Licenses and Permits	7
	4.6	Legal and Regulatory Compliance	7
	4.7	The Contracts	8
	4.8	Equipment	8
	4.9	Real Property	8
	4.10	Condition of Assets	10
	4.11	Brokers and Finders	10
	4.12	Insurance	10
	4.13	Reserved	10
	4.14	No Employees	10
	4.15	Litigation or Proceeding	10
	4.16	Taxes	11
	4.17	No Material Change	11
	4.18	Certain Affiliate Transactions	11
	4.19	Environmental Matters	12
	4.20	Construction in Progress	13
	4.21	Reports, Statements and Copies	13

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		14
	5.1	Corporate Capacity	14
	5.2	Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc	14
	5.3	Binding Effect	15
	5.4	Brokers and Finders	15

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6.	COVENANTS OF SELLER		15
	6.1	Access and Information	15
	6.2	Operations	15
	6.3	Negative Covenants	16
	6.4	Governmental Approvals	16
	6.5	Exclusive Agreement	16
	6.6	Closing Conditions	16
	6.7	Title and Survey Matters	16
	6.8	Cooperation	17

7.	COVENANTS OF BUYER		18
	7.1	Governmental Approval	18
	7.2	Survey	18
	7.3	Closing Conditions	18
	7.4	Cooperation	18

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		18
	8.1	Representations/Warranties	19
	8.2	Opinion of Seller’s Counsel	19
	8.3	Action/Proceeding	19
	8.4	No Adverse Change	20
	8.5	Vesting/Recordation	20
	8.6	Title to Real Estate	20
	8.7	No Agreements and Commitments	20
	8.8	Closing Documents	20
	8.9	Casualty	20
	8.10	Consents to Assignments	21
	8.11	Appraisal	21
	8.12	Environmental Survey and Physical Inspections	21
	8.13	Due Diligence	21
	8.14	Allocation of Purchase Price	21
	8.15	Financing	21
	8.16	Condemnation	21

9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		22
	9.1	Representations/Warranties	22
	9.2	Opinion of Buyer’s Counsel	22
	9.3	Action/Proceeding	23
	9.4	Pre-Closing Confirmations	23
	9.5	Extraordinary Liabilities/Obligation	23

10.	ADDITIONAL AGREEMENTS		23
	10.1	Termination Prior to Closing	23
	10.2	Post-Closing Access to Information	24
	10.3	Press Releases	24

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11.	INDEMNIFICATION		24
	11.1	Indemnification by Seller	24
	11.2	Limitations/Seller	25
	11.3	Indemnification by Buyer	25
	11.4	Limitations/Buyer	26
	11.5	Indemnification Set Off and Procedure	26
	11.6	Survival of Representations	27
	11.7	Indemnity Notice	28

12.	GENERAL		28
	12.1	Interpretation	28
	12.2	Schedules	29
	12.3	Consented Assignment	29
	12.4	Consents, Approvals and Discretion	29
	12.5	Expenses; Legal Fees and Costs	30
	12.6	Choice of Law; Arbitration	30
	12.7	Benefit Assignment	31
	12.8	Accounting Date	31
	12.9	No Third-Party Beneficiaries	31
	12.10	Waiver of Breach	31
	12.11	Notices	31
	12.12	Severability	32
	12.13	Gender and Number	33
	12.14	Divisions and Headings	33
	12.15	Time of Essence	33
	12.16	Confidentiality	33
	12.17	Entire Agreement/Amendment	33
	12.18	Drafting	34
	12.19	Incorporated Reference	34

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ASSET AND REAL ESTATE PURCHASE AGREEMENT
     THIS ASSET PURCHASE AND REAL ESTATE AGREEMENT (“Agreement”) is made and entered into as of March 31, 2004, by and among BALDWIN/GREEN ACRES, Limited Partnership, an Ohio limited partnership (as “Seller”) and RE2 KENTON, INC., an Ohio corporation (as “Buyer”).
WITNESSETH:
     WHEREAS, Seller owns a building that is a nursing home and the related real estate located at 117 Jacob-Parrot Boulevard, Kenton, Ohio, (the “Premises”);
     WHEREAS, Seller leased the Premises to Baldwin Manor, Inc. (“Baldwin Manor”), pursuant to that certain Lease Agreement (the “Lease”) dated January 25, 1996 by and between Seller and Baldwin Manor, Inc., as amended by that certain Amendment to Lease dated April 26, 1996 (the “Lease”);
     WHEREAS, Seller and Baldwin Manor also entered into an Option to Purchase Agreement on January 25, 1996 (the “Option to Purchase Agreement”) giving Baldwin Manor the option to purchase the Premises in accordance with the terms set forth therein:
     WHEREAS, an affiliate of Seller, Green Acres Nursing Homes, Inc. (“Green Acres”), entered into a Purchase Agreement (the “Green Acres/Baldwin Purchase Agreement”) with Baldwin Manor on January 25, 1996 whereby Baldwin Manor purchased Green Acres’ assets;
     WHEREAS, Baldwin Manor subsequently assigned the Lease to Tandem Health Care of Ohio, Inc., an Ohio corporation (“Tandem Ohio”), pursuant to that certain Assignment and Assumption of Lease and Opinion, dated January 31, 2000 (the “Baldwin Assignment”);
     WHEREAS, as a proper assignees of the Lease, Tandem Ohio has a right to purchase the Premises in accordance with Option to Purchase Agreement;
     WHEREAS, Tandem Ohio currently subleases the Premises to Tandem Health Care of Kenton Inc. (“Sublessee”);
     WHEREAS, all of Tandem Ohio’s right, title and interest in and to the Premises is encumbered by an Open-End Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement in favor of FirstMerit N.A., as mortgagee (the “FirstMerit Mortgage”);
     WHEREAS, Tandem Ohio wishes to exercise its option to purchase the Premises through its nominee, Buyer, pursuant to the terms set forth herein;
     WHEREAS, the partners of Seller have determined that it is in the best interest of Seller to sell the Premises to Buyer pursuant to the terms set forth herein;
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of all of which are forever acknowledged and confessed, the parties hereto, intending to be legally bound hereby, agree as follows:
1. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
1.1 Assets.
          Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer and deliver to Buyer and Buyer agrees to purchase as of Closing (as hereinafter defined) all the real property, including without limitation the building and fixtures, owned by Seller and associated with or employed in the operation of the Premises, which assets shall include the following (collectively, the “Assets”): (i) fee simple absolute title to the real property described in Schedule 4.12 hereto, together with all tenements, hereditaments, appurtenances, rights-of-way, strips, gores, easements, licenses, development rights, entitlements, improvements, buildings and fixtures located thereon or therein, and any other rights and privileges in any way pertaining or beneficial to such real property and all damages, awards, claims and causes of action now or hereafter payable or assertable with respect to any of the foregoing by reason of any exercise of the power of eminent domain (collectively, the “Real Property”); (ii) any machinery, equipment, furniture, furnishings, appliances, signs and other personal property located in, attached to or used in connection with the Real Property and owned by Seller (“Personal Property”); (iii) all written warranties and guaranties given to Seller made by or received from any person with respect to any building, building component, structure, fixture, machinery, equipment or material constituting part of the Real Property (collectively the “Warranties”); (iv) (a) any preliminary, final or proposed building plans or specifications (including “as-built” plans and drawings) and plans and specifications for improvements, structures and fixtures, (b) existing surveys, architectural and structural drawings, and engineering, soils, seismic, environmental, geologic and architectural reports, studies and tests relating to the Real Property and (c) lock combinations, keys, operating manuals and technical data relating to the Real Property or any Personal Property ((a), (b) and (c) collectively, the “Reports and Plans”), and (v) all (a) licenses, permits, building inspection approvals and certificates of use or occupancy, granted to Seller by Governmental Authorities (as defined herein) in connection with the Real Property, (b) development rights, covenants, conditions and restrictions and other rights benefiting the Real Property and (c) other licenses, consents and approvals Seller has relating to the Real Property or any Personal Property ((a), (b) and (c) collectively, the “Licenses and Permits”), and (vi) any books and records pertaining to the Warranties, Licenses and Permits, any Real Property or the operation of the Real Property (collectively, the “Books and Records”). Seller shall convey good title to the Assets and all parts thereof to Buyer free and clear of all liens, judgments, mortgages, tenancies, leases, easements, reservations, encroachments, pledges, rights of first refusal, options, restrictions, encumbrances, liabilities, claims, assessments, security interests and defects in title, except as permitted or provided herein to the contrary.

1.2 Excluded Liabilities.
          Buyer shall not assume or be obligated to pay nor shall the Assets be subject to or bound by any liability of Seller, whether fixed or contingent, recorded or unrecorded (all such liabilities, “Excluded Liabilities”).
2. FINANCIAL ARRANGEMENTS
2.1 Purchase Price.
          Subject to the terms and conditions hereof, Buyer agrees to tender to Seller approximately Three Million Eight Hundred and Seventy-five Thousand ($3,875,000) (the “Purchase Price”) minus the Three Hundred Seventy-five Thousand Dollars ($375,000) attributable to Sublessee’s Lease deposit as the assignee of the Lease.
2.2 Allocation of Purchase Price.
          Seller and Buyer shall agree prior to Closing to an allocation (the “Allocation”) of the Purchase Price among the various classes of Assets as provided by Section 1060 of the Internal Revenue Code of 1986, as amended and rules and regulations promulgated thereunder (collectively, the “Code”) and to be set forth in Schedule 2.2 hereto. In this regard, the parties agree that, if required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code consistent with the Allocation. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with the Allocation.
2.3 Purchase Price Adjustments.
          In accordance with the terms of this Agreement, the Purchase Price shall be adjusted on the Closing Date for any amounts which are due and payable by either party to the other on the Closing Date or which are to become due and payable after the Closing Date which are attributable to services or goods received or taxes associated with the period prior to Closing, and any amounts which are paid prior to the Closing Date which are attributable to services or goods to be received or taxes associated with the period subsequent to Closing, with respect to any taxes or utilities relating to the Assets which Sublessee, as assignee of the Lease, is not obligated to pay (the “Prorations”). Seller shall cancel all existing utility accounts, if any, on the Closing Date.
3. CLOSING
3.1 Closing.
          Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9 hereof, the consummation of the transactions (the “Closing”) shall take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania, 15219, at 8:30 a.m. on or before April 30, 2004 or at such later or earlier date and/or such other location as the parties hereto may mutually agree in writing or as otherwise provided in this Agreement (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. then prevailing Eastern time on May 1, 2004 (the “Effective Time”).
3.2 Actions of Seller at Closing.
          At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
          3.2.1 Deeds, duly executed, containing special or limited warranty of title, sufficient in the opinion of Buyer’s counsel to vest in Buyer (or its nominee or assignee) full legal and equitable fee simple absolute title to the Real Property, subject only to the liens and encumbrances permitted herein;
          3.2.2 General Bill of Sale and Assignment of Contracts, in substantially the form attached as Exhibit A (the “Bill of Sale”), duly executed by Seller, conveying to Buyer good and valid title to the Warranties, the Reports and Plans, the Books and Records, the Licenses and Permits and the Personal Property owned by Seller, including any unpaid casualty claims and losses (if any) and unpaid condemnation awards or damages (if any), which title shall be free and clear of all liens, security interests, pledges, options, restrictions, encumbrances, and defects in title, except for current taxes not yet due and payable and except as provided or permitted herein;
          3.2.3 A FIRPTA Affidavit, substantially in the form attached hereto as Exhibit B;
          3.2.4 All documents required by this Agreement or the Title Company (as defined herein), which are necessary in order for the Title Company to issue the Title Policy to Buyer in accordance with this Agreement, including without limitation the Seller’s affidavit prepared by the Title Company;
          3.2.5 A payoff letter with wire instructions setting forth the amount required to be paid in order to satisfy in full as of the Closing Date any and all mortgages, including the FirstMerit Mortgage, that encumber the Real Property;
          3.2.6 All Warranties;
          3.2.7 All Books and Records;
          3.2.8 All Licenses and Permits;
          3.2.9 All Reports and Plans;
          3.2.10 All keys to the Real Property and Personal Property in possession of Seller;

          3.2.11 A duly executed counterpart of any certificates, affidavits, disclosures and reports required by applicable state and local law in connection with the conveyance of the Assets to Buyer;
          3.2.12 Certificate of Limited Partnership of Seller from the Ohio Secretary of State, dated no earlier than ten (10) business days prior to Closing;
          3.2.13 Certificate of the general partner of Seller, certifying that (a) each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Seller contained in this Agreement are true and correct;
          3.2.14 Certificate of Full Force and Effect of Seller from the Ohio Secretary of State, dated no earlier than ten (10) business days prior to Closing;
          3.2.15 The opinion of Seller’s counsel as described in and provided by Section 8.2 hereof;
          3.2.16 Closing Statement that has been agreed to by each party;
          3.2.17 The cancellation and termination of any existing lease of the Real Property; and
          3.2.18 Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
3.3 Actions of Buyer at Closing.
          At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
          3.3.1 The Purchase Price in same-day funds;
          3.3.2 Copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving Buyer’s performance of the transactions set forth herein and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Buyer;
          3.3.3 Certificate of the Chairman of Buyer, in his official capacity, certifying that (a) each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Buyer contained in this Agreement are true and correct in all material respects;
          3.3.4 Certificates of incumbency for the respective officers of Buyer executing this Agreement or making certifications for Closing dated as of Closing;

          3.3.5 Certificate of Good Standing of Buyer from the Ohio Secretary of State, dated no earlier than ten (10) days prior to Closing;
          3.3.6 Closing Statement that has been agreed to by each party;
          3.3.7 Buyer’s opinion letter as referenced in Section 9.2 herein.
          3.3.8 Such other instruments and documents as are ordinarily required to effect the transactions that are necessary and appropriate to consummate the transactions contemplated by this Agreement.
          4. REPRESENTATIONS AND WARRANTIES OF SELLER
          As of the date hereof, Seller represents and warrants to Buyer that the following facts and circumstances are and, at the Closing Date, will be true and correct:
4.1 Capacity.
          Seller is a limited partnership duly organized, validly existing and of full force and effect under the laws of the State of Ohio. Seller has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and all transactions contemplated hereby. Seller has taken all requisite action to authorize the execution, delivery, and performance of Seller’s obligations hereunder. Seller has the requisite power and authority to conduct its business as now being conducted. Seller is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of governmental authorities having jurisdiction over the Assets to own its properties and conduct its business in the place and manner now conducted.
4.2 Powers; Consents; Absence of Conflicts With Other Agreements.
          The execution, delivery and performance of this Agreement by Seller and all other agreements referenced in or ancillary hereto to which Seller is a party or is to become a party at the Closing and the consummation of the transactions set forth herein by Seller:
          4.2.1 are within Seller’s powers, are not in contravention of law and have been duly authorized by all necessary action of Seller;
          4.2.2 do not and will not conflict with any provision of Seller’s certificate of limited partnership, partnership agreements or operating agreements;
          4.2.3 except as otherwise expressly herein provided, do not require any approval or consent of, or filing with, any governmental agency or authority which is required by law or the regulations of any such agency or authority;
          4.2.4 except as otherwise expressly provided herein, will not result in the creation of any lien, charge or encumbrance affecting any of the Assets;

          4.2.5 will not violate any statute, law, rule or regulation of any governmental authority to which Seller or the Assets may be subject if such violation would have a material adverse affect on the Assets; and
          4.2.6 will not violate any order, writ, injunction, decree, or judgment of any court or governmental authority to which Seller or the Assets may be subject.
4.3 No Affiliates and FIRPTA.
          Except as set forth on Schedule 4.3, Seller does not own or control, is not owned or controlled by and is not under common ownership or control with any other Person and does not have any investments in any other entity. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).
4.4 Binding Agreement.
          This Agreement and all agreements to which Seller is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Seller and are and will be enforceable against Seller, in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity (the “Enforceability Exceptions”). All persons who have any legal or equitable interest in the Assets, or whose joinder would be necessary to convey title to the Assets as required by this Agreement, are named herein as “Seller.”
4.5 Licenses and Permits.
          All certificates of use or occupancy, zoning permits building permits and other governmental permits, licenses, authorizations and approvals necessary or useful for the lawful construction, ownership, operation, management use and occupancy of the Property have been obtained and are in full force and effect, unconditional, not currently under appeal, and not subject to appeal and are included in the Licenses and Permits to be assigned to Buyer hereunder, except to the extent the Sublessee already has any such Licenses and Permits as a result of its sublease of the Premises. Seller has previously delivered to Buyer true, correct and complete copies of all the Licenses and Permits. Seller holds all the Licenses and Permits, as qualified above, in its own name, has not assigned them and has not received any notice nor knows of any reason why any such notice should be given, that any of the Licenses and Permits may be suspended or not renewed or may not be assigned to Buyer.
4.6 Legal and Regulatory Compliance.
          Seller is in compliance with all applicable laws of federal, state and local authorities and all applicable rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Assets; and Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies except where a failure to file timely would not have a material adverse effect on the Assets.

4.7 The Contracts.
          Other than the Lease, the Option to Purchase Agreement and the FirstMerit Mortgage, which shall be paid in full at the time of the Closing, Seller is not a party to any contracts, commitments or agreements that affect the Assets.
4.8 Equipment.
          Seller owns no equipment located on the Premises or elsewhere that is used in the operations of the Premises.
4.9 Real Property.
          Seller is vested with full legal and equitable fee simple absolute title to the Real Property. The legal description of the Premises is described in Schedule 4.9 hereto. The Real Property will be conveyed to Buyer at Closing by special or limited warranty deed subject only to the following (collectively, the “Permitted Encumbrances”): (i) current taxes, that are a lien not yet due and payable on the Closing Date; (iii) easements, conditions, or restrictions of record provided that none of the foregoing are violated by any existing improvements or the present use thereof; (iv) dedicated streets, roads, and rights-of-way; (v) all applicable zoning and other laws which do not interfere with existing use; (vi) matters disclosed on the Survey (as defined in Section 7.2) and (vii) other matters on the Title Commitment (as hereinafter defined) to which Buyer does not object. The Real Property comprises all of the real property necessary to operate the nursing home on the Premises.
          4.9.1 Seller has good, indefeasible and insurable fee simple absolute title to each parcel of Real Property, free and clear of any and all mortgages, liabilities, liens, charges, claims, collateral assignments, tenancies, leases, attachments, levies, judgments, easements, reservations, encroachments, pledges, rights-of-way, equities, restrictions, encumbrances, rights of first refusal, options to acquire, assessments, security interests, defects in title and all other title matters whatsoever, except those to be paid at the Closing and the Permitted Encumbrances, and will defend the same against the claims of all persons wrongfully claiming by, through or under Seller;
          4.9.2 Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation or requirement (which violation has not been cured) relating to any part of the Real Property, including building, zoning, environmental laws and the Americans With Disabilities Act of 1990, as amended;
          4.9.3 There is not existing, and to the best knowledge of Seller, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property or any utilities, sewers, roadways or other public improvements;
          4.9.4 Seller has no knowledge nor has received a notice of any contemplated or proposed moratorium or similar impediment to land development, building construction, or hook-up to usage of water or sewer or other utility services that could materially adversely affect the use of the Real Property as it is currently being utilized;
          4.9.5 The Real Property and its operation are in compliance with all applicable zoning ordinances, local building codes and ordinances or are operating under a valid zoning variance; the use and operation of the nursing home on the Premises as a nursing home is a permitted use under the applicable zoning code(s); Seller has received no notice that such nursing home is in violation, which violation has not been cured, of local building codes, ordinances or zoning laws; and the consummation of the transactions set forth herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing;
          4.9.6 Seller has not received any notice which currently remains uncured that indicates that Seller has failed to obtain any license, permit, approval, certificate or other authorizations required by applicable statutes, laws, ordinances or regulations for the use and occupancy of the Real Property;
          4.9.7 No part of the Real Property contains or is located within any tideland, wetland, or marshland or any similar areas;
          4.9.8 To Seller’s best knowledge, there are no parties other than Tandem Ohio or Sublessee in possession of the Real Property or any portion thereof as managers, lessees, tenants, or trespassers. The Real Property is not subject to any lease, license, form of use or occupancy agreement other than the lease to Tandem Ohio and the sublease to Sublessee;
          4.9.9 There is access to the Real Property from a dedicated public right-of-way. No fact or condition exists which would result in the termination or reduction of the current access to or from the Real Property to such right-of-way;
          4.9.10 There is available to the Real Property propane gas, water, sanitary sewer lines, storm sewers, electrical, and telephone services in operating condition which are adequate for use of the Real Property for the operation of the nursing home located on the Premises. The Real Property has access to utility lines located in a dedicated public right-of-way. There is no, and on the Closing Date, there will be no, pending or threatened governmental or third party proceeding which would impair or result in the termination of such utility availability;
          4.9.11 Seller has not received and has no actual knowledge of any notice or request, formal or informal, from any insurance company or board of fire underwriters (i) identifying any defects in the buildings or improvements on the Premises that would adversely affect the insurability of the nursing home located on the Premises, or (ii) requesting the performance of any demolition, repairs, alteration or other work with respect to the nursing home located on the Premises;
          4.9.12 Seller has no knowledge and Seller has not received a notice of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and there are no special, general or other assessments pending, threatened against, affecting or to affect the buildings or improvements on the Premises; and
          4.9.13 No public or private nuisance condition concurrently exists or has existed prior to the date hereof on, or with respect to, the Real Property.
4.10 Condition of Assets.
          To Seller’s knowledge, all of the mechanical and electrical systems, heating and air conditioning systems, plumbing, water and sewer systems, and all other items of mechanical equipment or appliances and tangible personal property are in good working order, condition, and repair, normal wear and tear excepted, of sufficient size and capacity to service the buildings and improvements on the Premises and to comply with all applicable ordinances and regulations, and with all building, zoning, fire, safety, and other codes, laws and orders. To Seller’s knowledge, all buildings and improvements, including the roof and the foundation, are structurally sound and free from leaks and other defects, normal wear and tear excepted.
4.11 Brokers and Finders.
          Seller has not and will not engage any broker or finder in connection with this Agreement and the transactions contemplated hereunder unless Seller notifies Buyer of such engagement, in which event Seller agrees to be solely responsible for all fees, charges, costs and expenses of any such broker or finder.
4.12 Insurance.
          Schedule 4.12 sets forth a true and complete list of all insurance policies or self-insurance funds of any nature whatsoever maintained by Seller, if any, as of the date hereof covering the ownership and operation of the Assets, which Schedule reflects the policies’ numbers, terms, identity of insurers, amounts and coverages. Seller has not as of the date hereof (i) received any written notice from any such insurance company canceling or materially amending any of said insurance policies, or (ii) failed to give any required notice or present any claim which is still outstanding under any of said policies.
4.13 Reserved.
4.14 No Employees.
          Seller does not currently have, and has not at anytime in the past hired or employed, any employees.
4.15 Litigation or Proceeding.
          With the exception of the litigation listed on Schedule 4.15 hereto (the “Litigation”), there are no claims, judgments, orders, suits, actions, garnishments, attachments or proceedings of any nature by or before any court, commission, board or other governmental body pending, or to the knowledge of Seller threatened, which involve or affect, or could involve or affect: (a) the Assets, (b) the legal use of the Assets, (c) Seller’s title to the Assets, (d) the validity or enforceability of this Agreement, (e) any risk of any judgment or liability being imposed upon Seller which could materially adversely affect the financial condition of Seller or Seller’s ability, power or right to observe or perform fully its agreements and obligations hereunder, including without limitation the conveyance of the Assets to Buyer. Seller has filed a claim under a valid and adequate insurance policy for each and every matter contained in the Litigation (which insurance policy shall not require any deductible or other payment in connection with the filing, performance or payment of each such claim), if any, and each such claim has been accepted by the applicable insurance company and the proper defense of such claim has been tendered at the sole cost and expense of such insurance company (including the cost of all attorneys’ fees).
4.16 Taxes.
          Seller has, within the time and in the manner prescribed by law, filed or properly requested extensions for all federal, state and local tax and other information return and reports (“Tax Returns”) required to be filed by it and has collected and remitted all payroll taxes required by federal and state law, and, if required, has paid in full or made adequate provisions for the payment of all known taxes (including income, franchise, sales and use, excise, severance, property, gross receipts and payroll taxes, together with any interest, penalties, assessments or deficiencies, hereinafter referred to collectively as “Taxes” or singularly as a “Tax”), for all periods ending on or before the date hereof and on or before the Closing Date. All such Tax Returns are and will be true, correct and complete in all material respects and in compliance in all material respects with the laws, rules and regulations applicable to such Tax Returns. Seller is not a party to any action or proceeding by a government authority for the assessment or collection of Taxes which may adversely affect Seller, the Business, or the Assets or affect future rights in or use of the Assets, and no such claim against Seller for additional Taxes, penalties or interest is pending or, to the best of Seller’s knowledge, threatened.
4.17 No Material Change.
          Except as disclosed herein (including the Schedules hereto) or as disclosed on Schedule 4.17 hereto, since December 31, 2003 to the date of this Agreement (i) there has not been any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets and (ii) Seller has not incurred any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise).
4.18 Certain Affiliate Transactions.
          No officer, partner or member of the board of directors of Seller (“Interested Person”) and no member of the immediate family of an Interested Person of Seller (“Family Member”), directly or indirectly, has any cause of action or claim whatsoever against Seller or the Assets.

4.19 Environmental Matters.
     4.19.1 (1) For purposes of this Agreement, the term “Environmental Laws” shall mean any and all bylaws, statutes, ordinances, rules, regulations, orders or determinations of any Government Authority pertaining to health or the environment, whether now in existence or hereafter enacted and in effect at the time of closing, in any and all jurisdictions in which the Real Property is located.
               (2) For purposes of this Agreement, the terms “Hazardous Substances” and “release” (or “threatened release”) have the meanings specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in the federal Resource Conservation Recovery Act (“RCRA”); provided, however, that to the extent the applicable laws, ordinances, rules, regulations or common law of the state in which the Real Property is located establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
               (3) For purposes of this Agreement, the term “Governmental Authority” includes the United States, the state, county, city, and political subdivisions in which the Real Property is located or that exercise jurisdiction over the Real Property, and any agency, court, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over the Real Property.
               (4) For purposes of this Agreement, the term “Environmental Condition” shall mean (a) any release or threatened release of a hazardous substance from, in, on, under, or onto the Real Property in violation of any Environmental Law; (b) any releases or threatened release of a hazardous substance from the Real Property in, on, under, or onto any other property that results in damages, loss, cost, expenses, or other liability; (c) any violation of any Environmental Law relating to the manufacture, processing, distribution, transportation, storage, use, discharge, handling, emission, or disposal of hazardous substances by or in connection with the Business; (d) any release or threatened release of a hazardous substance from, in, on, under, or onto the Real Property resulting in liability to non-governmental third parties in tort; or (e) any underground storage tank, waste treatment, disposal or storage areas, asbestos or polychlorinated biphenyls (“PCBs”).
          4.19.2 During Seller’s ownership of the Real Property:
               (1) The Real Property is in compliance with all applicable Environmental Laws. There are not any Environmental Conditions existing on or resulting from Seller’s operation of the Real Property that may give rise to any on-site or off-site remedial obligations.
               (2) The Real Property is not subject to any existing, pending or, to the best knowledge of Seller, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under any Environmental Law.

               (3) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any Environmental Law in connection with the Real Property, including those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
               (4) There is no pending claim of any nongovernmental third-party in tort in connection with any release or threatened release of any hazardous substances, solid waste, petroleum, petroleum products, asbestos, or PCBs into the environment as a result of or with respect to the Real Property.
               (5) Seller has not: (a) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon; (b) received notice under the citizen suit provision of any Environmental Law in connection with the Real Property or any facilities or operations thereon; (c) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim or suit with respect to any Environmental Condition relating to the Real Property or any facilities or operations thereon; or (d) been subject to or threatened with any governmental or citizen action with respect to the Real Property or any facilities or operations thereon; and Seller has no reason to believe that any of the above will be asserted.
               (6) Seller has provided Buyer with true and correct copies of any environmental study, assessment, report, permit or other written material relating to the environmental condition of the Premises and the presence of Hazardous Substances that are in Seller’s possession.
4.20 Construction in Progress.
          There is no construction in progress on the Real Property.
4.21 Reports, Statements and Copies.
          All representations and warranties made herein or in any certificate or other document delivered in connection herein, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained therein, in light of the circumstances, under which they are made, not misleading. All other reports, statements, certificates and other data furnished by or on behalf of Seller to Buyer in connection with this Agreement or the transactions contemplated hereunder are true and correct in all material respects, and the copies of all agreements, instruments, and other documents provided to Buyer are true, correct, and complete copies and include all amendments and modifications thereof.

5. REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that the following facts and circumstances are and, except as contemplated hereby, at the Closing Date will be true and correct:
5.1 Corporate Capacity.
          Buyer is a corporation duly organized and validly existing, of active status under the laws of the State of Ohio. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. Buyer has taken all requisite action to authorize the execution, delivery, and performance of Buyer’s obligations hereunder. Buyer has all requisite power and authority to conduct its business as now being conducted and as to be conducted after the Closing.
5.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc.
          The execution, delivery and performance of this Agreement by Buyer and all other agreements referenced herein to which Buyer is to become a party at the Closing and the consummation of the transactions set forth herein by Buyer:
          5.2.1 are within Buyer’s powers, are not in contravention of the law, and have been duly authorized by all necessary action of Buyer;
          5.2.2 do not and will not conflict with any provision of Buyer’s articles of incorporation or bylaws;
          5.2.3 to the best knowledge of Buyer and except as otherwise expressly herein provided, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;
          5.2.4 will neither conflict with nor result in any breach of, or constitute a default under (or an event which, with or without notice of lapse of time, or both would constitute a default) or contravention of, nor cause the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;
          5.2.5 will not violate any statute, law, rule, regulation, order or judgment of any governmental authority to which Buyer may be subject; or
          5.2.6 will not violate any order, writ, injunction, decree or judgment of any court or governmental authority to which Buyer may be subject.

5.3 Binding Effect.
          This Agreement and all other agreements to which Buyer is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, subject to the Enforceability Exceptions.
5.4 Brokers and Finders.
          Buyer has not engaged any broker or finder with respect to the transaction proposed in this Agreement.
6. COVENANTS OF SELLER
6.1 Access and Information.
          Between the date of this Agreement and the Closing Date, Seller shall afford to the officers and authorized representatives and agents of Buyer reasonable access to Seller’s partners, directors, officers, employees (in the case of employees, with the approval of Seller, which will not be unreasonably withheld), and the right to inspect the books, records, and documents of Seller relating to the Assets (and to make copies thereof), and will furnish for inspection and copying by Buyer such additional financial and operating data and other information in Seller’s possession regarding the Assets as Buyer may from time to time request. In the exercise of its rights under this section, Buyer shall not unreasonably interfere with the operations of Seller, the conduct of the Business, or the relationships with Seller’s residents or suppliers.
6.2 Operations.
          From the date hereof until the Closing Date, Seller will:
          6.2.1 maintain the Assets, and keep all Real Property and equipment in as good working order and condition as at present, ordinary wear and tear excepted;
          6.2.2 perform all of Seller’s obligations under the FirstMerit Mortgage;
          6.2.3 take all actions necessary and appropriate to render title to the Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Permitted Encumbrances);
          6.2.4 keep in full force and effect present insurance policies or other comparable insurance; and
          6.2.5 consistent with past practices, Seller will make all normal and customary repairs to the Assets.

6.3 Negative Covenants.
          From the date hereof to the Closing Date, with respect to the Assets Seller will not, without the prior written consent of Buyer:
          6.3.1 create or assume any new mortgage, security interest or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired; or
          6.3.2 sell, assign or otherwise transfer or dispose of any of the Assets.
6.4 Governmental Approvals.
          Between the date of this Agreement and the Closing Date, Seller (a) will use its best efforts to obtain, as promptly as reasonably practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions set forth herein, (b) will provide information and communications in Seller’s possession to governmental and regulatory authorities as Buyer or such authorities may reasonably request, and (c) will cooperate with Buyer in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller or Buyer to consummate the transactions set forth herein.
6.5 Exclusive Agreement.
          Except for the Lease and the Option to Purchase Agreement, Seller is not party to any agreement to sell any or all of the Assets to any party other than Buyer. In the event any such agreement is entered into after the date hereof, Seller shall ensure that such agreement is expressly subject to Buyer’s rights under this Agreement.
6.6 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Seller has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
6.7 Title and Survey Matters.
          6.7.1 Title Commitment. Seller, at its cost and expense, shall obtain and cause a copy to be furnished to Buyer of a current title commitment with a non-imputation endorsement and without standard exceptions (the “Title Commitment”) issued by a title insurance company selected by Seller and reasonably acceptable to Buyer (the “Title Company”), together with legible copies of all exceptions to title referenced therein (the “Exception Documents”). The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owner’s or leasehold title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue one or more owners’ or leasehold title policies (collectively, the “Title Policy”) to Buyer in an amount equal to the amount of purchase price as allocated per Section 2.3 of the Real Property insuring such title to the Real Property as is specified in the Title Commitment. Buyer will have twenty (20) days from the date Buyer receives the Title Commitment, the Exception Documents and Survey (as defined below) within which to cause the Title Commitment and the Survey to be examined and to notify Seller in writing of any material objections to Seller’s title reflected by the Title Commitment and the Survey (“Buyer’s Objection”). Seller shall have twenty (20) days from receipt of Buyer’s Objection to cure the material defects set forth therein, and to provide Buyer with written notice of Seller’s action to remedy such objection (“Seller’s Response”). If Seller does not timely cure and provide Seller’s Response, Buyer may, within three days thereafter either (a) accept title to the Real Property as provided, or (b) terminate the Agreement in written notice to Seller. If Buyer does not deliver to Seller written notice of termination within such day three day period, Buyer will be deemed to have accepted title to the Real Property as shown in the Title Commitment without reduction of Purchase Price. At Closing, an authorized agent of the Title Company shall down-date and initial the Title Commitment to reflect the condition of title of the Real Property must be consistent with the Title Commitment as modified to delete Buyer’s objections therefrom.
          6.7.2 Title Policy. Within thirty (30) days after Closing, Seller shall cause the Title Policy to be furnished to Buyer. The costs relating to such Title Policy shall be paid as set forth in Section 12.5 hereof. The Title Policy shall be issued in the amount of amount of purchase price as allocated per Section 2.3 of the Real Property and shall insure good and marketable fee simple title to the fee simple Real Property. The Title Policy may contain the Permitted Encumbrances, but shall contain no additional exceptions to title to the Real Property other than the standard exceptions contained in ALTA owners policy prescribed for use in the State of Ohio, with: (a) the standard exception as to taxes limited to taxes for the current and subsequent years “not yet due and payable,” (b) the standard exception as to unrecorded easements, visible and apparent easements, or other matters which would be disclosed by an inspection of the Real Property deleted; (c) the standard exception as to mechanics’, materialmen’s, or similar liens or other matters relating to the completion of construction and payment of bills with respect thereto deleted; (d) the standard exception as to areas, boundaries, discrepancies, encroachments, and other matters which would be disclosed by a survey of the Real Property deleted (subject to Buyer timely obtaining a survey); (e) zoning endorsement; (f) comprehensive endorsement (ALTA); (g) contiguity endorsements; (h) access endorsement; and (i) Environmental Protection Agency endorsements.
6.8 Cooperation.
          Prior to the Closing Date, Seller will not take any action that would cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Seller herein not to be true, correct, and complete as of the Closing Date.

7. COVENANTS OF BUYER
7.1 Governmental Approval.
          Between the date of this Agreement and the Closing Date, Buyer will (a) use its reasonable best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Buyer to consummate the transactions contemplated hereby, (b) use its commercially reasonable efforts to provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions contemplated hereby.
7.2 Survey.
          Buyer, at the sole cost and expense of Buyer, shall obtain an as-built survey (the “Survey”) of the Real Property acceptable to the Title Company for purposes of deleting standard survey exceptions as provided above and reflecting all improvements visible on the grounds and all easements, rights of way, means of ingress or egress, encroachments and drainage ditches, whether abutting or interior, of record or on the grounds. The Survey shall reflect whether and to the extent any portion of the Real Property lies within the 100-year flood hazardous area as defined by applicable state or federal guidelines and shall be approved by Buyer, which approval shall not be unreasonably withheld. The Survey shall be certified to the Title Company, Buyer’s lender and Buyer in a form reasonably satisfactory to each.
7.3 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Buyer has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
7.4 Cooperation.
          Prior to the Closing Date, Buyer will not take any action that would cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true, correct, and complete as of the Closing Date.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer. The failure of any of the following conditions to be met (through no fault of the Buyer) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Section 12.5, 12.6 and 12.16 herein:

8.1 Representations/Warranties.
          The representations and warranties of Seller contained in this Agreement shall be true when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Buyer shall have received a certificate to the foregoing effect from both the general partner of Seller, in his or her official capacity.
8.2 Opinion of Seller’s Counsel.
          Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance reasonably satisfactory to Buyer to the effect that: (i) Seller is a limited partnership, duly organized, validly existing and of full force and effect under the laws of the State of Ohio; (ii) Seller has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and each of the agreements contemplated hereby by Seller and to sell, convey, assign, transfer and deliver the Assets to Buyer as herein contemplated have all been duly and properly taken; (iii) this Agreement and all other agreements, deeds, assignments, other instruments and other agreements of conveyance and transfer to be executed and delivered hereunder by Seller constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the Enforceability Exceptions; and (iv) no ungiven notice to, or unobtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Seller is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Buyer or Buyer’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials, may place reasonable reliance upon certificates of officers of Seller, and may rely on the opinions or advice of other professionals and advisors employed by Seller.
8.3 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder, and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.

8.4 No Adverse Change.
          Seller shall not have suffered any material change, loss or damage to the Assets, whether or not covered by insurance.
8.5 Vesting/Recordation.
          Seller shall have furnished to Buyer, in form and substance reasonably acceptable to Buyer and approved by Buyer’s counsel, deeds, bills of sale, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all of Seller’s right, title and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.
8.6 Title to Real Estate.
          Buyer shall have received the Title Commitment and any objections by Buyer to exceptions contained therein (other than Permitted Encumbrances) shall have been cured or waived as provided herein.
8.7 No Agreements and Commitments.
          Seller shall not have entered into any new agreements or commitments relating to the Assets prior to the Closing without the written consent of Buyer.
8.8 Closing Documents.
          Seller shall have executed and delivered to Buyer all of the Closing Documents required to be executed by Seller pursuant to any term or provision of this Agreement, each of which shall be in form and substance reasonably acceptable to Buyer.
8.9 Casualty.
          If before the Closing any material part of the Assets is damaged, lost, or destroyed (whether by fire, theft, vandalism, or other cause or casualty other than the act or omission of Buyer, its agents, or representatives) and the same can be replaced, repaired or restored within 90 days, Seller must promptly replace, repair, and/or restore the same to substantially the same condition as before the damage; provided, however, that for the purposes of this Section, the Premises may not be replaced with other real property. If in Seller’s determination, the same cannot be replaced, repaired, or restored within 90 days, Seller must so notify Buyer within 30 days of the occurrence of the damage or destruction. Buyer will thereupon have 10 days to notify Seller in writing of its election either to (a) terminate this Agreement in its entirety; or (b) proceed to Closing and either (i) receive an assignment of insurance proceeds payable to Seller as a result of the damage or destruction, but the Purchase Price will not be reduced, or (ii) reduce the Purchase Price by the amount of insurance proceeds payable to Seller as a result of the damage or destruction, but Seller will retain all such proceeds.

8.10 Consents to Assignments.
          All consents, waivers and estoppels of third parties, including governmental agencies, required to be obtained by Seller in connection with the transactions contemplated hereby are set forth on Schedule 8.10 hereof. All such consents shall have been obtained by Seller in form and substance reasonably acceptable to Buyer. Seller shall use its best efforts to obtain all other consents of third parties which are necessary or desirable to consummate the transactions contemplated herein.
8.11 Appraisal.
          Buyer shall have received an appraisal of the Assets reasonably satisfactory to Buyer and Buyer’s Lender (as defined herein) indicating that the allocation of the Purchase Price contemplated by Section 2.2 is appropriate.
8.12 Environmental Survey and Physical Inspections.
          Buyer, at its sole cost and expense, shall have received a Phase I Environmental Site Assessment from an environmental engineering firm (and, if recommended by such firm, additional surveys and reports) and such structural engineering inspections and reports, mechanical systems inspections and reports, and life safety code inspections and report, all as Buyer or Buyer’s Lender (as defined below) may deem advisable or desirable with respect to the Real Property, the scope, findings and conclusions of which shall be in accordance with the representations and warranties set forth in Sections 4.9 and 4.19 hereof.
8.13 Due Diligence.
          Seller shall have granted Buyer complete access to conduct its due diligence related to the Assets, and Buyer shall have completed its due diligence reviews, the results of which shall be reasonably satisfactory to Buyer and Buyer’s Lender.
8.14 Allocation of Purchase Price.
          Seller and Buyer shall have agreed to an allocation of the Purchase Price, as contemplated by Section 2.2 hereof.
8.15 Financing.
          Buyer shall have obtained one or more debt and/or equity financing commitments from a lender(s) of its choice (“Lender”), on terms and conditions reasonably acceptable to Buyer, and Buyer shall have received the proceeds of said financing in an amount sufficient to enable Buyer to pay the Purchase Price as of the Closing Date.
8.16 Condemnation.
          If, prior to the Effective Time, all or any portion of the Real Property is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Real Property or any part thereof is received by the Seller then Seller shall within ten (1) days thereafter deliver written notice thereof to Buyer and Buyer shall have the option to (a) compete the purchase hereunder or (b) if such taking, Buyer’s sole and absolute discretion, adversely affect the Real Property or its current viability for Buyer’s intended purposes, terminate this Agreement, in which event the parties shall have no further obligations to the other pursuant to this Agreement, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to terminate this Agreement pursuant to this Section to the Seller within ten (10) days after the date upon which the Buyer received written notice of such eminent domain proceedings. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to, or for the taking of, the Real Property or any portion thereof, and all proceeds of such awards or damages shall be a credit for Buyer’s benefit toward the Purchase Price, and any unpaid awards or damages shall be assigned to Buyer at Closing. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.
9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller. The failure of any of the following conditions to be met (through no fault of the Seller) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Sections 12.5, 12.6 and 12.16 herein:
9.1 Representations/Warranties.
          The representations and warranties of Buyer contained in this Agreement shall be true when made and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Seller have received a certificate to the foregoing effect from the Chairman of Buyer.
9.2 Opinion of Buyer’s Counsel.
          Seller shall have received from counsel to Buyer an opinion dated as of the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, to the effect that: (i) Buyer is a corporation, duly organized, validly existing and of active status under the laws of the State of Ohio; (ii) Buyer has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Buyer to authorize the execution, delivery, and performance of this Agreement and each of the agreements contemplated hereby by Buyer, and to purchase and receive the Assets as herein contemplated, have all been duly and properly taken; (iii) this Agreement and the other agreements and instruments delivered hereunder by Buyer constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except for the Enforceability Exceptions; and (iv) no ungiven notice to or obtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Buyer is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Seller or Seller’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer.
9.3 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.
9.4 Pre-Closing Confirmations.
          Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller confirming the consents and approvals from third parties as may be legally or contractually required for Seller’s consummation of the transactions described herein without breach or default of any material agreement to which Seller is a party.
9.5 Extraordinary Liabilities/Obligation.
          Buyer shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.
10. ADDITIONAL AGREEMENTS
10.1 Termination Prior to Closing.
          Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Buyer and Seller; (ii) on or prior to the Closing Date by Buyer if there has been a material adverse change in the financial condition or results of operations of the Assets since the date hereof; (iii) on or prior to closing by Buyer if any of the conditions specified in Article 8 of this Agreement have not been substantially satisfied and satisfaction of such condition shall not have been waived; (iv) on or prior to Closing by Seller if any of the conditions specified in Article 9 of this Agreement have not been satisfied and satisfaction of such condition shall not have been waived; (v) by Buyer in accordance with the provisions of Section 6.7, 8.9 or 8.16; (vi) by Buyer or Seller if Closing shall not have taken place on or before 11:59 p.m. (Eastern time) on April 30, 2004 (which date may be extended by mutual agreement of Buyer and Seller).
          Notwithstanding the foregoing, a party shall not be allowed to exercise any right of termination if the event giving rise to the termination right shall be due to the willful breach of this Agreement by such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.
10.2 Post-Closing Access to Information.
          Seller and Buyer Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party (or their affiliates) for the purposes of concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third-party claims. Accordingly, Seller and Buyer agree that for a period of seven (7) years after Closing each will, at the expense of the requesting party and upon written request, make available to the other’s agents, independent auditors and/or governmental agencies such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.
10.3 Press Releases.
          At all times at or before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the text of any public report, statement or release to be made on behalf of such party. If either party is unable to obtain the approval of its public report, statement, or release from the other party and such report, statement, or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then the party may make or issue the legally required report, statement, or release and promptly furnish the other party with a copy thereof.
11. INDEMNIFICATION
11.1 Indemnification by Seller.
          Subject to and to the extent provided in this Article 11, Seller shall defend, indemnify and hold harmless Buyer, its successors and permitted assigns (Buyer, its successors and permitted assigns are collectively referred to as “Buyer’s Indemnified Persons”) from and after the Closing from and against any claims, actions, losses, payments (whether made in settlement or otherwise), damages, costs, or expenses (including interest, penalties, costs of preparation and investigation, reasonable attorneys’, accountants’, and other professional advisors’ fees directly accruing from such damages) (“Losses”), which arise from or relate to Sellers ownership of the Assets prior to the Closing, or which are incurred or suffered by Buyer’s Indemnified Persons, from:
          11.1.1 any material inaccuracy in any representation or warranty of Seller or the nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement;
          11.1.2 any income or other tax assessed against Buyer from the operations of Seller prior to the Closing Date, or any transaction or activity of Seller prior to the Closing Date, or any income derived by Seller prior to the Closing Date;
          11.1.3 the Excluded Liabilities;
          11.1.4 any lawsuit, claim, or proceeding against Buyer or the Assets based upon any act or omission by Seller which occurred prior to the Closing Date; or
          11.1.5 any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and other compensation or fees of any nature payable prior to the Closing Date to any director, officer, employee, contractor, agent or representative of Seller;
provided, however, that Seller shall not indemnify Buyer’s Indemnified Persons to the extent such losses arise from Tandem Ohio’s operations or use of the Assets under the Lease.
11.2 Limitations/Seller.
          Seller shall have no liability under this Article 11 and no claim under Section 11.1 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Buyer’s Indemnified Persons to Seller in the manner provided in Section 11.5.
11.3 Indemnification by Buyer.
          Subject to and to the extent provided in this Article 11, Buyer shall indemnify, defend, and hold harmless Seller, its successors and permitted assigns (Seller, its successors and permitted assigns are hereinafter collectively referred to as “Seller’s Indemnified Persons”) from and after the Closing from and against any Losses that in any way arise from or relate to Buyer’s ownership of the Assets after the Closing, or which are incurred or suffered by Seller’s Indemnified Persons from:
          11.3.1 any material inaccuracy in any representation or warranty of Buyer or the nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement; or
          11.3.2 Any cause, event, fact, or circumstance whatsoever arising on or in connection with the Real Property after the Closing.

11.4 Limitations/Buyer.
          Buyer shall have no liability under this Article 11 and no claim under Section 11.3 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Seller’s Indemnified Persons to Buyer in the manner provided in Section 11.5.
11.5 Indemnification Set Off and Procedure.
          All claims for indemnity herein shall be made in accordance with the following procedures:
          11.5.1 Notification. A claim for indemnification for any matter may be asserted by the party seeking indemnification (the “Indemnified Party”) by notice to the party from whom indemnification is sought (the “Indemnifying Party”). Such claimant shall notify the Indemnifying Party, in writing as soon as practicable after it has knowledge of an indemnification claim and specify in such notice, the amount of the claim, to the extent asserted (if a third party claim), and such facts as reasonably necessary to give the Indemnifying Party an opportunity to evaluate the claim.
          11.5.2 Third Party Claims. The Indemnifying Party shall be entitled at any time to participate in the defense of any such claim, action, or proceeding with counsel reasonably satisfactory to the Indemnified Party, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof. Subject to the rights of or duties to any insurer or other third person having liability therefor, the Indemnifying Party shall have the right upon receipt of notice from the Indemnified Party of the existence of such claim or the commencement of any such third-party action or proceeding, to undertake and direct the defense of such claim or the commencement of any such third-party action or proceeding, to undertake and direct the defense of such claim, action or proceeding at any time by delivering to the Indemnified Party:
          (a) Written notice of such undertaking;
          (b) Written admission of complete liability for indemnification with respect to any such claim, action or proceeding; and
          (c) Written consent to be joined as party to any such action or proceeding or in any action or proceeding resulting from such claim.
          From and after delivery of items referred to in (a), (b) and (c), the Indemnifying Party shall be relieved of the obligation to reimburse the Indemnified Party for any other legal, accounting, or other out-of-pocket costs and expenses thereafter incurred by the Indemnified Party with respect to the defense of such claim, action, or proceeding notwithstanding any participation by the Indemnified Party. In the event the Indemnifying Party declines to undertake the defense of any such claim, action, or proceeding when first notified thereof, the Indemnifying Party shall be advised as to current status and progress thereof on a regular basis, and the Indemnifying Party shall retain said right pursuant to the terms above to undertake the defense thereof until such matter is fully resolved. Unless and until the Indemnifying Party so undertakes the defense thereof, the Indemnified Party agrees not to make any offer of settlement without first having provided five days’ advance written notice thereof to the Indemnifying Party and obtained the written approval of the Indemnifying Party. In the event the Indemnifying Party so undertakes the defense of any such claim, action, or proceeding, the Indemnified Party shall nevertheless be entitled to participate in (but not direct) the defense thereof with counsel of its own choice and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof; provided, however, that any decision to settle any such claim, action or proceeding shall be at the sole discretion of the Indemnifying Party.
          11.5.3 Direct Claims Not Involving Third Parties. In the event that the Indemnifying Party disputes a claim for indemnification not involving a third party, the Indemnifying Party must object to the indemnification claim in writing to the Indemnified Party within fifteen (15) days of its receipt of the written claim. If the parties are unable to resolve the dispute in an amicable manner within thirty (30) days of the purported dispute, the parties agree to submit the issue to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall not have authority to impose a settlement upon the parties, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement. If the issue is not resolved pursuant to the mediation process set forth above, the parties agree to submit the issue to binding arbitration administered in Wadsworth, Ohio by the American Arbitration Association under its Commercial Arbitration Rules (or by such other commercial arbitration service and its rules as may be agreed to by the parties at that time) in effect at the time the controversial claim is submitted to binding arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three arbitrators. Each party shall select one arbitrator and agree upon a third within fifteen (15) days of the date of the demand for arbitration. In the event that the parties are unable to timely agree on the third arbitrator, the two selected arbitrators shall select a third arbitrator within fifteen (15) days of the parties’ impasse. The arbitrator shall be neutral and have no past or present governance or financial relationship with any of the parties to this Agreement. Reasonable discovery shall be allowed in arbitration. The arbitration shall commence within five (5) days after the selection of the arbitration panel. Each party shall attend the arbitration through at least two individuals having the authority to negotiate on behalf of that party. The arbitration shall be completed within forty-five (45) days of commencement. Unless otherwise agreed to by the parties, it shall be conducted pursuant to the rules of the American Arbitration Association. The arbitration panel shall issue a binding written decision within ten (10) working days of final adjournment of the arbitration.
11.6 Survival of Representations.
          Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller has, on the one hand, and Buyer has, on the other hand, the right to rely fully upon the representations and warranties of the other contained in this Agreement. The representations, warranties, covenants and agreements respectively made by Seller, on the one hand, and Buyer, on the other hand, in this Agreement or in any certificate respectively delivered by any of Seller or Buyer pursuant to this Agreement will survive the Closing for a period of two years. As to claims arising out of Sections 4.16 and 4.19, said representations and warranties shall survive the Closing for the applicable statute of limitations periods. Provided, however, any claim, cause of action, or other Loss, as defined herein, that would otherwise be time barred or otherwise precluded from being asserted for any reason, shall not, by virtue of the provisions contained in this Agreement, be deemed to be contractually extended in any fashion by virtue of the specific time limitations set forth in this section.
11.7 Indemnity Notice.
          Buyer and Seller each agree to give the other party prompt notice of any circumstance under which such other party would have a claim for indemnity pursuant to this Article 11.
12. GENERAL
12.1 Interpretation.
          In this Agreement, unless the context otherwise requires:
          12.1.1 references to this Agreement are references to this Agreement and to the Schedules and Exhibits hereto;
          12.1.2 references to Articles and Sections are references to articles and sections of this Agreement;
          12.1.3 references to any party to this Agreement shall include references to its respective successors and permitted assigns;
          12.1.4 references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;
          12.1.5 references to a “Person” shall mean any individual, company, body corporate or politic, association, partnership, limited liability company, firm, joint venture, trust and governmental agency or authority;
          12.1.6 the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words will refer to this entire Agreement;
          12.1.7 references to the “Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations thereunder and any future corresponding laws and regulations;
          12.1.8 references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

          12.1.9 references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;
          12.1.10 the word “including” shall mean including without limitation;
          12.1.11 references to the “best knowledge” of a party means the actual or constructive knowledge of any director, or officer, of such party after due inquiry;
          12.1.12 references to “reasonable best efforts” exclude the payment of monies to third parties who are not employees or agents of such party required to make reasonable best efforts, other than for incidental costs and expenses;
          12.1.13 references to time are references to Eastern Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein.
12.2 Schedules.
          The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein. Seller shall, at least ten (10) days prior to the Closing Date, supplement or amend the Schedules prepared pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct or complete (with respect to any Schedule that is incomplete as of the date of this Agreement) any information in the Schedules and deliver the same to Buyer. Notwithstanding the foregoing, Buyer’s obligations or liabilities shall not be increased by means of a Schedule or Exhibit revision or update.
12.3 Consented Assignment.
          Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, an attempted assignment would be ineffective or would materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights. Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
12.4 Consents, Approvals and Discretion.
          Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Expenses; Legal Fees and Costs.
          12.5.1 Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the consummation of the transactions set forth herein, including counsel fees, accounting fees, investment advisor’s fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.
          12.5.2 Seller shall pay the following costs:
1.	proration of real estate taxes and assessments chargeable to Seller;

2.	transfer fee and conveyance tax;

3.	title exam fee;

4.	title commitment fee; and

5.	50% the owner’s title insurance policy in the amount of the Purchase Price (“Title Insurance Cost”).
          12.5.3 Buyer shall pay the following costs:
1.	fees relating to recording any deeds;

2.	Buyer’s financing costs and lender fees and lender policy fees;

3.	costs of Buyer’s inspections and surveys; and

4.	50% of the Title Insurance Cost.
          12.5.4 In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial means, the prevailing party will be entitled to recover such legal expenses, including, attorney’s fees, costs and necessary disbursements, through appeal or in bankruptcy proceedings in addition to any other relief to which such party shall be entitled.
12.6 Choice of Law; Arbitration.
          12.6.1 The parties agree that this Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to such state’s conflicts of laws or choice of law rules.
          12.6.2 In the event that any dispute arises concerning this Agreement, the parties expressly agree to enter into binding arbitration. Any dispute, controversy or claim arising out of this letter shall be settled by arbitration in accordance with this section. Any arbitration under this section shall be conducted in accordance with the Rules for Non-Administered Arbitration of the CPR Institute for Dispute Resolution, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Wadsworth, Ohio. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of Ohio. The parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall not have the authority to award punitive damages, but shall have the authority to enter equitable relief. THE PARTIES UNDERSTAND THAT THEY ARE KNOWINGLY AND WILLINGLY EXPRESSLY WAIVING A RIGHT TO JURY TRIAL CONCERNING ANY MATTERS RELATING TO THIS AGREEMENT.
12.7 Benefit Assignment.
          Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party. No assignment shall relieve the assignor of its liabilities and obligations hereunder, and the assignor will remain jointly and severally liable with the assignee for all of its liabilities and obligations hereunder, except that Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to one or more entities which controls, is controlled by, or is under common control with Buyer, which shall have the effect of thereby releasing Buyer hereunder.
12.8 Accounting Date.
          The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (Eastern time) on May 1, 2004, unless otherwise agreed in writing by Seller and Buyer.
12.9 No Third-Party Beneficiaries.
          The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
12.10 Waiver of Breach.
          The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.
12.11 Notices.
          Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, or when delivered by overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Buyer:	RE2 Kenton, Inc.
c/o Tandem Health Care, Inc.
800 Concourse Parkway South, Suite 200
Maitland, Florida 32751
Attn: Chairman and CEO
Facsimile: (407) 571-0595

copy to:	Tandem Health Care, Inc.
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Attn: General Counsel
Facsimile: (412) 281-4435

Seller:	Baldwin/Green Acres, Limited Partnership
Green Acres Nursing Home, Inc., General Partner
Deborah Wigle and Cleo Morris, Co-Presidents
c/o Deborah Wigle
12354 Lora Lane
Kenton, OH 43326
Telephone: (419) 673-5125 (no fax number)

copy to:	Patrick J. Weschler, Esquire
Buckingham Doolittle & Burroughs, LLP
50 South Main Street, 10th Floor
Akron, OH 44309-1599
Facsimile: (330) 252-5410
or to such other address or number, and to the attention of such other person or officer, as any party may designate, at any time, in writing in conformity with these notice provisions.
12.12 Severability.
          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, a court of competent jurisdiction may reform such provision to make it lawful and in the spirit of the intent of the parties, as evidenced by this Agreement and as so reformed shall be a part of this Agreement.

12.13 Gender and Number.
          Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.
12.14 Divisions and Headings.
          The table of contents, the divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
12.15 Time of Essence.
          Time is of the essence in the performance of this Agreement.
12.16 Confidentiality.
          It is understood by the parties hereto that the information, documents and instruments delivered to Buyer by Seller or Seller’s agents and the information, documents and instruments delivered to Seller by Buyer or Buyer’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to Closing they will maintain the confidentiality of all such confidential information, documents or instruments delivered to them by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to their duly authorized officers, directors, representatives and agents. Upon the Closing, Buyer’s confidentiality covenants shall be terminated but Seller’s confidentiality covenants shall survive the Closing. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, they will return all such documents and instruments and all copies thereof in their possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other party to this Agreement and their affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section, however, shall prohibit the use or disclosure of such confidential information, documents or information as are required by law or governmental regulations or to defend itself in a legal proceeding.
12.17 Entire Agreement/Amendment.
          This Agreement (and its exhibits, schedules and all other documents referenced and incorporated herein) supersedes all previous contracts, and constitutes the entire agreement of every kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto shall be binding unless made in writing and signed by the party to be charged.
12.18 Drafting.
          No provision of this Agreement shall be interpreted for or against either party hereto on the basis that such party was the draftsman of such provision, each party having participated equally in the drafting and negotiating hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.19 Incorporated Reference.
          All exhibits and schedules referenced herein are hereby incorporated herein by reference.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the date and year first above written. This Agreement may be executed and delivered in multiple counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same Agreement.

BUYER:	BALDWIN/GREEN ACRES, Limited Partnership
By: Green Acres Nursing Home, Inc.
General Partner

	By:	/s/ Deborah Wigle

Name: Deborah Wigle
Title: Co-President

	By:	/s/ Cleo Morris

Name: Cleo Morris
Title: Co-President

SELLER:	TANDEM HEALTH CARE OF
KENTON, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

RE2 KENTON, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

ACKNOWLEDGEMENT
     For the sole purpose of acknowledging its assignment to Buyer of its option to purchase the Assets as provided in the Baldwin Assignment, the undersigned hereby executes this Acknowledgement and upon the closing of the transaction contemplated by this Agreement between Seller and Buyer, will release Seller from any obligations arising after the Closing under the terms of the Lease.

TANDEM HEALTH CARE OF OHIO, INC.

By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO